Exhibit 99.1

Consolidated Water Co. Ltd. Provides Update

on its Rosarito Project

GEORGE TOWN, Cayman Islands, January 7, 2019 -- Consolidated Water Co. Ltd. (Nasdaq Global Select Market: CWCO), a leading developer and operator of seawater desalination plants, today provided an update on the status of its on-going project to construct and operate a desalination plant and accompanying pipeline in Rosarito, Baja California, Mexico (the “Project”).

In 2016, the Congress of the State of Baja California, Mexico (the “State”) passed Decreto #57 which, among other things, ratified and authorized the payment obligations of the corresponding public entities under the contract for the Project, and authorized the corresponding public entities to obtain a credit agreement to guarantee their payment obligations. During 2017, following consultations between representatives of the State and the Ministry of Finance of the Federal Government of Mexico, it was determined that certain amendments to Decreto #57 were required to comply with recent changes to the Federal Financial Discipline Law for Federative Entities and Municipalities (the “Financial Discipline Law”). The amendments were included in Decreto #168, which was approved by the State’s Congress in December 2017.

On December 31, 2018, the Congressional authorization for the execution of the credit agreement to guarantee the payment obligations of the public entities under the Project’s contract expired. Mexican State officials have informed Consolidated Water that they will seek another amendment of Decreto #57, as amended by Decreto #168, to extend the authorization for the execution of such credit agreement, which will enable the Project to proceed.

The Company and its partners in the project, Greenfield SPV VII, an affiliate of a leading U.S. asset management firm, and SUEZ, a global leader in water treatment have extended the deadline for the satisfaction of the conditions of the February 2018 share subscription agreement to June 30, 2019.

Chief Executive Officer Rick McTaggart commented: “Although the State was unable to finalize its credit facility prior to the expiration date of Decreto #57, we appreciate the complexity and amount of time involved in negotiating a credit facility of this importance, and we are encouraged by the feedback we have received from State authorities, who have communicated to us that they continue to fully support the Project and are seeking to obtain another amendment to Decreto #57, and to finalize the credit facility in the coming months.”

“We and our partners believe the Project is the only viable solution presently available to address the growing water needs of the Baja region and are confident that the State authorities similarly recognize the great need for the Project.”, concluded Mr. McTaggart.

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia. The Company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment in the United States.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company's ordinary (common) shares are traded on the NASDAQ Global Select Market under the symbol "CWCO". Additional information on the Company is available on its website at http://www.cwco.com.

For further information, please contact our investor relations firm, ADVISIRY Partners:

Eric Prouty: (212) 750-5800 or eric.prouty@advisiry.com

Lynn Morgen: (212) 223-4147 or lynn.orgen@advisiry.com

Viktoriia Nakhla: (646) 625-4800 or vicky.nakhla@advisiry.com